Exhibit 99.1

Houston American Energy announces
initiation of listing process on the Colombian Stock Exchange

Houston, Texas – April 13, 2011 -- Houston American Energy Corp. (NYSE Amex: HUSA), announced today that it has initiated efforts to list its common stock on the Colombian Stock Exchange (Bolsa de Valores de Colombia or "BVC") as well as on the Registro Nacional de Valores y Emisores ("RNVE") in Colombia. Houston American Energy has engaged Interbolsa S.A Comisionista de Bolsa ("Interbolsa") to act as its exclusive advisor in the process. The Colombian listing will be a secondary listing, with the company's primary exchange remaining the NYSE Amex, on which its shares have traded since July 27, 2010.

The company is currently working with Interbolsa in order to prepare and submit the required documentation to both BVC and Superintendencia Financiera de Colombia ("Superfinanciera"). Listing of the company’s shares on the BVC is subject to the review and approval of such documentation by the Superfinanciera, the BVC and other required regulatory bodies.

The application process is expected to take 5 to 6 months. The listing in Colombia will be subject to the local regulations applicable to foreign issuers. All reporting and disclosure regulations, including corporate governance, voting rights and proxy voting will be in accordance with US and Colombian regulations, as applicable to foreign investors.  Houston American Energy, as part of the process will appoint an administrative and depositary agent in Colombia who will maintain shareholders' records, be responsible for dividend payments, if declared, and all other matters regarding shareholders' rights.

The company does not anticipate an offering in conjunction with the afore-mentioned listing; hence there will be no dilution to existing shareholders arising in connection with the planned listing.

John F. Terwilliger, Chief Executive Officer, stated "Houston American Energy’s planned listing on the BVC represents a tremendous opportunity to expand our institutional and retail investor base and to enhance the liquidity in our stock.  The Colombian stock market is growing rapidly and the oil and gas industry in Colombia has become one of the most important drivers of the country's economy.  With our principal operations focused in Colombia and the growth in financial and energy markets throughout Latin America, we believe our planned dual listing will enhance our investment profile and exposure throughout the region.  We look forward to being an attractive option for local Colombian investors who are looking for a more diversified portfolio of foreign issuers and we look forward to increasing our presence in the country."

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp is an independent energy company with interests in oil and natural gas wells and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, including statements regarding approval, and timing of approval, of the company’s planned listing on the Colombian Stock Exchange, expansion of our shareholder base and enhanced liquidity, and Houston American Energy Corp., are subject to a number of risks described in the company's documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.